As filed with the Securities and Exchange Commission on August 11, 2025

Registration No. 333-267850
Registration No. 333-274233
Registration No. 333-280087
Registration No. 333-282068
______________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________________________________________________________________________________
FORM F-3
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM F-3 NO. 333-267850
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM F-3 NO. 333-274233
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM F-3 NO. 333-280087
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM F-3 NO. 333-282068
UNDER
THE SECURITIES ACT OF 1933
______________________________________________________________________________________________
GLOBAL BLUE GROUP HOLDING AG
(Exact name of Registrant as specified in its charter)
______________________________________________________________________________________________

Switzerland	98-1557721
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Zürichstrasse 38, 8306 Brüttisellen, Switzerland +41 22 363 77 40
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Cogency Global Inc.
122 E 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:
Kenneth B. Wallach Andrew Elken
Xiaohui (Hui) Lin Leah Sauter
Jessica Asrat                                  Latham & Watkins Ltd
Simpson Thacher & Bartlett LLP 1271 Avenue Americas
425 Lexington Avenue New York, New York 10020
New York, New York 10017 (212) 906-1200
(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an “emerging growth company” as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form F-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Global Blue Group Holding AG, a stock corporation incorporated under the laws of Switzerland (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”):
•Registration Statement No. 333-267850, filed with the SEC on October 13, 2022;
•Registration Statement No. 333-274233, filed with the SEC on August 28, 2023, as amended by Amendment No. 1, filed with the SEC on July 8, 2024;
•Registration Statement No. 333-280087, filed with the SEC on June 10, 2024; and
•Registration Statement No. 333-282068, filed with the SEC on September 12, 2024, as amended by Amendment No. 1, filed with the SEC on November 20, 2024;
On February 16, 2025, the Registrant, entered into a Transaction Agreement (as amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”) with Shift4 Payments, Inc., a Delaware corporation (“Shift4”), and, from and after its execution and delivery of a joinder thereto on February 25, 2025, GT Holding 1 GmbH, a Swiss limited liability company and indirect wholly owned subsidiary of Shift4 (“Merger Sub”). Pursuant to the Transaction Agreement, and upon the terms and subject to the conditions set forth therein, on March 21, 2025, Merger Sub commenced a cash tender offer to the shareholders of the Registrant (the “Offer”) to acquire all of the outstanding ordinary shares, nominal value of CHF 0.01 per share, of the Registrant, series A convertible preferred shares, nominal value of CHF 0.01 per share, of the Registrant, and series B convertible preferred shares, nominal value of CHF 0.01 per share, of the Registrant (collectively, the “Global Blue Shares”). Following consummation of the Offer on July 3, 2025, Shift4 directly or indirectly owned 97.37% of all outstanding Global Blue Shares.
In accordance with the terms of the Transaction Agreement, Merger Sub and the Registrant intend to consummate a statutory squeeze-out merger pursuant to which the Registrant will be merged with and into Merger Sub in accordance with Article 8 (2) of the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003, as amended (SR 221.301), with Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of Shift4.
In connection with the transactions described above, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove and withdraw from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold or otherwise unissued at the termination of the offerings, the Registrant hereby removes and withdraws from registration all securities that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Signy, Switzerland, on August 11, 2025.

GLOBAL BLUE GROUP HOLDING AG

By: /s/ Jeremy Henderson-Ross
Name: Jeremy Henderson-Ross
Title: Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of Global Blue Group Holding AG, has signed these Post-Effective Amendments to the Registration Statements in the City of New York, State of New York, on August 11, 2025.

COGENCY GLOBAL INC

By: /s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.
Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.